Exhibit 10.40
Summary of Employment Terms of John B. Owen

On August 13, 2023, the Board of Directors (the “Board”) of Discover Financial Services (the “Company”) appointed John B. Owen as Interim Chief Executive Officer and Interim President of the Company and Interim President of Discover Bank, effective August 14, 2023. In connection therewith, the following compensation arrangements were approved:

1.Base salary of $950,000, to be paid in accordance with the Company’s ordinary payroll practices beginning August 15, 2023; and
2.A special restricted stock unit award with a value of $500,000, to vest on the earlier of (i) the date on which the Company’s permanent successor to Mr. Owen’s predecessor begins employment and (2) the one-year anniversary of the award’s grant date.